Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2016 Financial Results

•	All time-high revenues of $17.8 million, up 10% year-over-year

•	All time-high royalty revenue of $10.4 million, up 36% year-over-year

•	Thirteen agreements signed, including first portfolio license agreement

MOUNTAIN VIEW, Calif. – November 02, 2016 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing IP for smarter, connected devices, today announced its financial results for the third quarter ended September 30, 2016.

Total revenue for the third quarter of 2016 was $17.8 million, a 10% increase compared to $16.2 million reported for the third quarter of 2015. Third quarter 2016 licensing and related revenue was $7.5 million, a decrease of 13% when compared to $8.6 million reported for the same quarter a year ago. Royalty revenue for the third quarter of 2016 was $10.4 million, an increase of 36% when compared to $7.6 million reported for the third quarter of 2015.

Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “CEVA delivered another exceptional quarter of growth and profitability, resulting in all-time record high total revenues. In the quarter, we solidified partnerships with key customers, including the signing of our first portfolio license agreement and a new DSP agreement with a tier one handset OEM customer for its 5G New Radio platform. This, together with our recent 5G base station design win, positions us as the only end-to-end DSP provider for 5G.”

U.S. GAAP net income for the third quarter of 2016 was $3.4 million, compared to $3.3 million reported for the same period in 2015. U.S. GAAP diluted earnings per share for the third quarter of 2016 and 2015 were $0.15 and $0.16, respectively.

Non-GAAP net income and diluted earnings per share for the third quarter of 2016 were $5.2 million and $0.24, respectively, representing a 10% and 9% increase, respectively, over the $4.7 million and $0.22 reported for the third quarter of 2015. Non-GAAP net income and diluted earnings per share for the third quarter of 2016 excluded: (a) equity-based compensation expense, net of taxes, of $1.5 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.3 million associated with the acquisition of RivieraWaves. Non-GAAP net income and diluted earnings per share for the third quarter of 2015 excluded: (a) equity-based compensation expense, net of taxes, of $1.2 million, and (b) the impact of the amortization of acquired intangibles, net of taxes, of $0.2 million associated with the acquisition of RivieraWaves.

During the quarter, CEVA completed thirteen license agreements. Four of the agreements were for CEVA DSP cores, platforms and software, eight were for CEVA connectivity IPs and one was a portfolio license agreement. Ten of the licensing agreements signed during the quarter were for non-handset baseband applications and two were for handset baseband applications. Six were with first-time customers for CEVA. Target applications for customer deployment are 5G basebands, vision processing surveillance cameras and 3D consumer products, and Bluetooth, including the upcoming Bluetooth 5 standard, and Wi-Fi connectivity for various IoT devices. Geographically, four of the deals signed were in the U.S., seven were in the APAC region and two were in Europe.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Shipments from both our baseband and non-baseband licensees showed impressive growth in the quarter, contributing to the highest royalty revenue in the Company’s history and the highest non-GAAP earnings per share for more than four years. We continued to strengthen our balance sheet with our cash balance, marketable securities and bank deposits totaling $145 million at the end of the quarter with no debt.”

CEVA Conference Call

On November 2nd, 2016 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-866-364-3869 (Access Code: CEVA)

•	International Participants: Dial +1-412-902-4215 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/17667. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10094357) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 9, 2016. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing IP for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, computer vision and computational photography for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (BLE and Dual Mode), Wi-Fi (802.11a/b/g/n/ac up to 4x4) and serial storage (SATA and SAS). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statement that CEVA is positioned as the only end-to-end DSP provider for 5G. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies, including 5G DSPs, to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
	Unaudited
Revenues:
Licensing and related revenues	$7,456	$8,600	$23,576	$24,108
Royalties	10,390	7,635	27,881	19,320

Total revenues	17,846	16,235	51,457	43,428

Cost of revenues	1,422	1,281	4,453	4,016

Gross profit	16,424	14,954	47,004	39,412

Operating expenses:
Research and development, net	7,346	6,571	23,071	21,175
Sales and marketing	2,763	2,384	8,463	7,358
General and administrative	2,218	2,183	6,286	5,821
Amortization of intangible assets	309	325	927	974

Total operating expenses	12,636	11,463	38,747	35,328

Operating income	3,788	3,491	8,257	4,084
Financial and other income, net	615	401	1,617	643

Income before taxes on income	4,403	3,892	9,874	4,727
Income tax expenses	1,015	583	1,975	764

Net income	3,388	3,309	7,899	3,963

Basic net income per share	$0.16	$0.16	$0.38	$0.19
Diluted net income per share	$0.15	$0.16	$0.37	$0.19
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	21,025	20,448	20,718	20,477
Diluted	21,883	20,811	21,395	20,918

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(U.S. Dollars in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30		September 30
	2016	2015	2016	2015
	Unaudited

GAAP net income	$3,388	$3,309	$7,899	$3,963
Equity-based compensation expense included in cost of revenue	65	34	179	111
Equity-based compensation expense included in research and development expenses	741	438	2,162	1,323
Equity-based compensation expense included in sales and marketing expenses	179	151	681	395
Equity-based compensation expense included in general and administrative expenses	580	496	1,626	966
Income tax expense (benefit) related to equity-based compensation expenses	(51)	83	(148)	83
Costs associated with the RivieraWaves acquisition				147
Amortization of intangible assets related to RivieraWaves transaction	309	325	927	974
Income tax benefit related to RivieraWaves acquisition		(108)		(329)

Non-GAAP net income	$5,211	$4,728	$13,326	$7,633

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	21,883	20,811	21,395	20,918

Weighted-average number of shares related to outstanding stock-based awards (in thousands)	267	264	354	212

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	22,150	21,075	21,749	21,130

GAAP diluted net income per share	$0.15	$0.16	$0.37	$0.19
Equity-based compensation expense, net of taxes	$0.07	$0.05	$0.20	$0.14
Amortization of intangible assets related to RivieraWaves transaction, net of taxes	$0.02	$0.01	$0.04	$0.03

Non-GAAP diluted net income per share	$0.24	$0.22	$0. 61	$0.36

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	September 30,	December 31,
	2016	2015 (*)
	Unaudited	Unaudited
ASSETS

Current assets:
Cash and cash equivalents	$19,998	$18,909
Marketable securities and short term bank deposits	99,883	79,033
Trade receivables, net	17,250	4,068
Prepaid expenses and other current assets	2,945	4,017

Total current assets	140,076	106,027

Long-term assets:
Long term bank deposits	25,135	41,334
Severance pay fund	8,072	7,297
Deferred tax assets	2,116	1,628
Property and equipment, net	4,831	3,731
Goodwill	46,612	46,612
Intangible assets, net	3,287	4,214
Other long-term assets	4,358	1,806

Total assets	$234,487	$212,649

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$1,116	$693
Deferred revenues	4,032	2,763
Accrued expenses and other payables	16,131	15,527

Total current liabilities	21,279	18,983

Long-term liabilities:
Accrued severance pay	8,533	7,571

Total liabilities	29,812	26,554

Stockholders’ equity:
Common stock:	21	21
Additional paid in-capital	210,519	208,744
Treasury stock	(40,390)	(51,798)
Accumulated other comprehensive income (loss)	33	(419)
Retained earnings	34,492	29,547

Total stockholders’ equity	204,675	186,095

Total liabilities and stockholders’ equity	$234,487	$212,649

(*)	Derived from audited financial statements